UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 8, 2007
CBIZ, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	22-2769024
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
0-25890
(Commission File Number)
6050 Oak Tree Boulevard South, Suite 500
Cleveland, Ohio 44131
(Address of Principal Executive Offices)
(Zip Code)
216-447-9000
(Registrant’s Telephone Number, Including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e): Compensatory Arrangements of Certain Officers.
On March 22, 2007, the Compensation Committee of CBIZ, Inc. authorized the execution of an amendment to the employment agreement between the Company and its principal executive officer Steven L. Gerard. The full terms and conditions of this agreement are set out in the Amended and Restated Employment Agreement (the “Amendment”), dated March 22, 2007.
The agreement maintains most of the same employment terms as the original Employment Agreement, dated October 11, 2000. The Amendment changes the contract from an annually renewable term to an ongoing term; extends the period during which the executive can initiate a Good Reason termination following a Change in Control from 30 days to two years; establishes the amount payable to the executive in the event of a Without Cause or Good Reason termination related to a Change in Control as 2.99 times the sum of the executive’s then current Base Salary plus Average Bonus; broadens the definition of Change in Control to include the DeGroote Group ceasing to own fifteen percent (15%) or more of the total issued and outstanding shares of the Company’s common stock; accelerates the vesting of all option and restricted stock equity grants in the event the executive is terminated by the Company Without Cause or by the executive for Good Reason; and defers any termination payments that would be in excess of annual deductibility limits imposed by IRS Section 162(m).
Item 9.01(d). Exhibits
     99.1 Amended and Restated Employment Agreement between Steven L. Gerard and CBIZ, Inc., dated March 22, 2007.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 23, 2007

CBIZ, INC.

/s/ MICHAEL W. GLEESPEN

Michael W. Gleespen Corporate Secretary